Exhibit 16.1

May 30, 2023

Securities and Exchange Commission

100 F Street, Northeast

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Vecta Inc. and, under the date of March 30, 2023, we reported on the consolidated financial statements of Vecta Inc. and Subsidiary as of and for the seven months ended December 31, 2022. We have read the statements included under Change in Accountants in the Current Report on Form 8-K dated May 30, 2023 filed by Vecta Inc., and we agree with such statements.

Very truly yours,

Alfred Fontanella,
on behalf of Fontanella Associates LLC